SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a)
                 OF THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.____)

          Filed by the Registrant  [X]
          Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

          [ ] Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only
               (as permitted by Rule 14a-6(e)(2))
          [X] Definitive Proxy Statement
          [ ] Definitive Additional Materials
          [ ] Soliciting Material Pursuant to 240.14a-11(c) or
                240.14a-12

             _________Otter Tail Power Company_________
        (Name of Registrant as Specified in its Charter)
             __________________________________________
      (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.

     (1) Title of each class of securities to which transaction applies:
     ________________________________________________________
     (2) Aggregate number of securities to which transaction applies:
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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. Set forth the amount on which the filing fee is calculated and state how it was determined:
     _________________________________________________________
     (4) Proposed maximum aggregate value of transaction:
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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                                                           March 8, 1996

To the Holders of Common Shares
of Otter Tail Power Company:

You are cordially invited to attend the Annual Meeting of Shareholders of Otter Tail Power Company which will be held at the National Guard Armory, 421 East Cecil, Fergus Falls, Minnesota, at 10:00 a.m. on Monday, April 8, 1996. The Armory is located just off Friberg Avenue, north of the Senior High School.

Enclosed is a formal Notice of Annual Meeting and Proxy Statement, together with a Proxy and return envelope for the use of holders of Common Shares who cannot be present in person at the meeting.

As discussed in the formal Notice and Proxy Statement, the Board of Directors proposes the reelection, for three-year terms, of Mr. Dennis R. Emmen, Mr. Kenneth L. Nelson, and Mr. Nathan I. Partain, whose terms as Directors expire at the time of the Annual Meeting.

At this Annual Meeting, shareholders will also be asked to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for 1996.

In order to ensure that your shares may be represented at the meeting and to save the Company additional expense of solicitation, we urge that you promptly sign and return the enclosed Proxy card. If you attend the meeting, as we hope you will, you may revoke your Proxy by written notice given to an officer of the Company and vote in person.

A question slip is also enclosed with this Proxy Statement. If you have any questions about Otter Tail Power Company that you would like to have answered at the meeting or in writing, please return the question slip with your Proxy.

                                   Sincerely,


                                   John C. MacFarlane
                                   John C. MacFarlane
                                   President & Chief Executive Officer


                     Notice of Annual Meeting


Notice is hereby given to the holders of Common Shares of Otter Tail Power Company that the Annual Meeting of Shareholders of the Company will be held in the National Guard Armory, 421 East Cecil, Fergus Falls, Minnesota, on Monday, April 8, 1996, at 10:00 a.m. to consider and act upon the following matters:

  1. To elect three Directors to serve until the Annual Meeting in 1999, or until their successors are elected and qualified;

  2. To approve the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the year 1996; and

  3. To transact such other business as may properly be brought before the meeting.

Dated:  March 8, 1996              JAY D. MYSTER, Corporate Secretary

           IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY

In order that there may be a proper representation at the meeting, you are urged, whether you own one share or many, to complete, sign, and mail your Proxy in the enclosed envelope. No postage is required if mailed in the United States.

                             PROXY STATEMENT
                         OTTER TAIL POWER COMPANY
                      ANNUAL MEETING OF SHAREHOLDERS
                              April 8, 1996

This Proxy Statement is furnished to shareholders in connection with the solicitation by the Board of Directors of Otter Tail Power Company of Proxies for use at the Annual Meeting of Shareholders to be held on April 8, 1996.

The mailing address of the principal executive office of the Company is Box 496, Fergus Falls, Minnesota 56538-0496. The approximate date on which the Proxy Statement and form of Proxy will be first sent to shareholders is March 8, 1996.

Any shareholder giving a Proxy will have the right to revoke it by written notice to an officer of the Company or by filing with an officer another Proxy bearing a later date at any time before it is voted at the meeting. A shareholder wishing to vote in person after giving a Proxy must first give written notice of revocation to an officer of the Company.

All shares represented by valid, unrevoked Proxies will be voted at the Annual Meeting. Shares voted as abstentions on any matter (or as "withhold authority" as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

The cost of soliciting Proxies will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit Proxies by telephone, telegraph, or in person.

The record date for the determination of shareholders entitled to vote at the meeting is the close of business on February 15, 1996.

A copy of the Company's 1995 Annual Report, including financial statements, was mailed to each shareholder of record on or about
March 1, 1996.

                         Outstanding Voting Shares

The outstanding voting shares of the Company at the close of business on February 15, 1996, the record date for shareholders entitled to notice of and to vote at said meeting, consisted of 11,180,136 Common Shares. Each holder of record at the close of business on that day is entitled to one vote per share.

The only person known to the Company to own beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of the outstanding Common Shares of the Company as of December 31, 1995, is as follows:

                                   Amount and
Name and Address                   Nature of      Percent
of Beneficial                      Beneficial       of
Owner                              Ownership       Class

Otter Tail Power                   981,803 shs.     8.78%
Company Employee
Stock Ownership Plan
c/o Mellon Bank, N.A.
One Mellon Bank Center
Pittsburgh, PA  15258-0001

The Common Shares owned by the Employee Stock Ownership Plan (ESOP) are held in trust for the benefit of participants in the ESOP for which Mellon Bank is Trustee, subject to the direction of the ESOP Retirement Committee. The ESOP has sole investment power over the Common Shares held in trust. Participants are entitled to instruct the ESOP Trustee on how to vote all Company Common Shares allocated to their accounts (981,803 Common Shares as of December 31, 1995) and will receive a separate Proxy for voting such Shares. All Common Shares allocated to the participants for which no voting instructions are received and all unallocated Common Shares held by the ESOP (NONE as of December 31, 1995) will be voted by the Trustee in proportion to the instructed shares.

                     Nominees for Election as Directors

The terms of Mr. Emmen, Mr. Nelson, and Mr. Partain expire at the time of the 1996 Annual Meeting. The Board of Directors nominates for reelection Mr. Dennis Emmen, Mr. Kenneth Nelson, and Mr. Nathan Partain to serve a three-year term ending at the time of the Annual Meeting in 1999.

It is the intention of the proxies named to vote for the three nominees named below, but in case any of them should become unavailable due to unforeseen causes, the proxies will vote for the remainder of such nominees and may also vote for other nominees not named herein in lieu of those unable or unwilling to serve. The affirmative vote of a majority of the Common Shares present and entitled to vote with respect to the election of Directors is required for the election of the nominees to the Board of Directors.

The following information is furnished with respect to each nominee for election as a Director and for each Director whose term of office will continue after the meeting:

                                    Principal                Director
          Name                     Occupation (1)       Age    Since

Nominees for election for a term
of three years expiring April 1999:

Dennis R. Emmen *             Retired Senior Vice         62    1984
                              President-Finance,
                              Treasurer and Chief
                              Financial Officer
                              Otter Tail Power Company
                              Fergus Falls, Minnesota (2)

Kenneth L. Nelson **          Part Owner/President,       54    1990
                              KLN Enterprises, Inc.
                              Owner/President,
                              Nelson's Confectionery
                              (Production of Snack Foods)
                              Perham, Minnesota

Nathan I. Partain **          Managing Director,          39    1993
                              Director of Equity Research,
                              Phoenix Duff & Phelps Corp.
                              (Financial Consulting, Money Management
                              and Investment Research)
                              Chicago, Illinois

Directors whose terms expire April 1998:

Dayle Dietz */**              Associate Professor         67    1983
                              Department Chair
                              Marketing & Management
                              North Dakota State College of Science
                              Wahpeton, North Dakota

John C. MacFarlane *          Chairman, President and     56    1983
                              Chief Executive Officer
                              Otter Tail Power Company
                              Fergus Falls, Minnesota

Arvid R. Liebe ***            President, Liebe Drug, Inc. 54    1995
                              (Retail Business)
                              Treasurer, Liebe Farms, Inc.
                              (Grain Farming)
                              Milbank, South Dakota

Directors whose terms expire April 1997:

Thomas M. Brown */***         Retired Partner             65    1991
                              Dorsey & Whitney LLP
                              Minneapolis, Minnesota (3)

Maynard D. Helgaas */***      Owner/Manager               61    1985
                              Midwest Agri-Development Corp.
                              (Farm Equipment and Supplies)
                              Jamestown, North Dakota

Robert N. Spolum **           Retired Chairman,           65    1991
                              President and CEO
                              Melroe Company
                              (Industrial Equipment Manufacturer)
                              Owner, R.N. Spolum & Associates
                              (Business Consulting)
                              Fargo, North Dakota (4)

  *  Member of Nominating Committee of the Board of Directors
 **  Member of Audit Committee of the Board of Directors
***  Member of Compensation Committee of the Board of Directors

(1) Except as indicated by footnotes below, each of the nominees and Directors has had the same position or another executive position with the same employer for the past five years.

(2)  Mr. Emmen held the office of Senior Vice President-Finance,
     Treasurer and Chief Financial Officer from April 13, 1981, until his retirement on June 30, 1995.

(3) Mr. Brown was a partner in the law firm of Dorsey & Whitney from 1963 until his retirement on January 1, 1991, at which time he became of counsel to the firm. On November 29, 1993, his status in the firm changed to that of Retired Partner.

(4) Mr. Spolum held the office of President and Chief Executive Officer of Melroe Company from 1972 until he became Chairman in September 1992. He retired as Chairman on February 28, 1993. He also retired as Senior Vice President of Clark Equipment
     Company, South Bend, Indiana, of which Melroe is a business unit, on February 28, 1993. He continued to serve as a consultant for Clark Equipment Company until February 28, 1996.

The Company has a standing Audit Committee, Compensation Committee, and Nominating Committee. The Company's Audit Committee reviews accounting and control procedures of the Company. The committee is composed of four members of the Board of Directors who, for 1995, were Dayle Dietz, Nathan I. Partain, Kenneth L. Nelson, and Robert N. Spolum. In 1995 this committee held two meetings.

The Compensation Committee is composed of three members of the Board of Directors who, for 1995, were Thomas M. Brown, Maynard D. Helgaas, and Arvid R. Liebe. (Mr. Liebe replaced former director James L. Stengel as a member of the Compensation Committee on April 10, 1995.) The committee reviews the compensation of the officers and fees of Directors of the Company and makes recommendations on such compensation and fees to the Board of Directors. This committee held two meetings in 1995.

The Nominating Committee identifies qualified nominees to succeed to Board membership. The committee is composed of five members of the Board of Directors who, for 1995, were Thomas M. Brown, Dayle Dietz, Dennis R. Emmen, Maynard D. Helgaas, and John C. MacFarlane. Any shareholder may submit recommendations for membership on the Board of Directors by sending a written statement of the qualifications of the recommended individual to the President, Otter Tail Power Company, Box 496, Fergus Falls, Minnesota 56538-0496. In 1995 this committee held one meeting.

During 1995 the Board of Directors held a total of five regularly scheduled and special meetings. Each incumbent Director attended at least 75% of the total of (i) all meetings of the Board of Directors held during the period for which he or she was a Director, and (ii) all meetings of the committees during the periods he or she served on such committees.

Directors' Compensation

All Directors of the Company (other than officers of the Company) are compensated $7,800 per year for all services as Directors, including service on committees. A fee of $250 is also paid for attendance at a board meeting. In addition, nonofficer Directors receive an actual expense or a $100 travel allowance if they are required to furnish their own transportation to Directors' or any committee meetings outside their city of residence. Nonemployee Directors may elect to defer the receipt of all or part of the fees pursuant to the Company's Deferred Compensation Plan for Directors. Interest accrues on any deferred amounts at a rate equal to one-half of 1% over the prime commercial rate of First Bank National Association.

                      Security Ownership of Management

The following table sets forth information, as of December 31, 1995, with respect to beneficial ownership of Common Shares of the Company for each Director and nominee, each executive officer named in the Summary Compensation Table herein, and all Directors and executive officers of the Company as a group.

                              Amount and Nature of
Name of Beneficial Owner      Beneficial Ownership(1)(2)

Thomas M. Brown                      574
Dayle Dietz                        1,690
Dennis R. Emmen                    2,626  (3)
Maynard D. Helgaas                 1,489  (4)
Douglas L. Kjellerup               3,672
Arvid R. Liebe                     1,001  (5)
John C. MacFarlane                14,761  (6)
Richard W. Muehlhausen             6,244  (7)
Jay D. Myster                      6,684  (8)
Kenneth L. Nelson                  2,037
Nathan I. Partain                    400  (9)
Robert N. Spolum                   1,546
Ward L.Uggerud                     3,860  (10)

All Directors and executive officers
  as a group                      63,190

(1) Represents outstanding Common Shares beneficially owned both directly and indirectly as of December 31, 1995. The Common Share interest of each named person and all Directors and executive officers as a group represents less than 1% of the aggregate amount of Common Shares issued and outstanding. Except as indicated by footnote below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown.

(2)  Includes Common Shares held by the Trustee of the Company's
     Employee Stock Ownership Plan for the account of executive officers of the Company with respect to which such persons have sole voting power and no investment power, as follows: Mr.
     Kjellerup, 3,672 shares; Mr.  MacFarlane, 6,905 shares; Mr.
     Muehlhausen, 5,795 shares; Mr. Myster, 4,673 shares; Mr. Uggerud, 3,838 shares; and all Directors and executive officers as a group, 40,549 shares.

(3) Includes 2,382 shares owned jointly with Mr. Emmen's wife as to which he shares voting and investment power.

(4) Excludes 2,029 shares owned by Mr. Helgaas' wife as to which he disclaims beneficial ownership.

(5) Includes 52 shares owned jointly with Mr. Liebe's wife as to which he shares voting and investment power.

(6) Includes 7,856 shares owned jointly with Mr. MacFarlane's wife as to which he shares voting and investment power.

(7) Excludes 316 shares owned by Mr. Muehlhausen's wife as to which he disclaims beneficial ownership.

(8) Includes 1,830 shares owned jointly with Mr. Myster's wife as to which he shares voting and investment power.

(9) Includes 200 shares owned jointly with Mr. Partain's wife as to which he shares voting and investment power.

(10) Excludes 44 shares owned by Mr. Uggerud's wife as to which he disclaims beneficial ownership.

No Director, nominee or executive officer of the Company owned beneficially, directly or indirectly, on December 31, 1995, any shares of any series of Cumulative Preferred Shares of the Company except for Mr. Emmen, who owned 115 Cumulative Preferred Shares of the $3.60 series.

The information with respect to beneficial ownership of securities of the Company is based on information furnished to the Company by each person included in the table.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers and holders of more than 10% of the Company's Common Shares to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. The Company believes that during the year ended December 31, 1995, its Directors and executive officers complied with all Section 16(a) filing requirements, except that the Forms 4 for the month of September for the following officers and/or Directors were sent by regular mail and were received by the SEC one day late: Andrew E. Anderson, Dayle Dietz, Dennis R. Emmen, Maynard D. Helgaas, Marlowe E. Johnson, LeRoy S. Larson, Jeffrey J. Legge, Arvid R. Liebe, John C. MacFarlane, Richard W. Muehlhausen, Jay D. Myster, Kenneth L. Nelson, Rodney C. H. Scheel, Earl D. Sjoberg, Robert N. Spolum, and Ward L. Uggerud.

                           Executive Compensation

Compensation Committee Report on Executive Compensation


The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation program. The components of the Company's executive compensation program consist of a base salary and an incentive bonus.

The Committee develops annual recommendations for the Board concerning the base salary and incentive bonus for the Chief Executive Officer and for each of the other executive officers of the Company. In order to develop its recommendations to the Board, the Committee reviews and evaluates an analysis of executive compensation for each of the Company's executive officers prepared for the Committee by the Chief Executive Officer (the "Company Analysis"). The Company Analysis is based upon a compensation analysis performed for the Company by the independent consulting firm of Towers Perrin (the "TP Analysis"). The TP Analysis established the market competitiveness for twelve top management positions of the Company by listing for each management position the median base salaries obtained from three primary sources:
Towers Perrin/Compensation Data Bank 1994 Executive Compensation Survey of March 1994 ("General Industry Survey"); Towers Perrin/Edison Electric Institute 1994 Executive Compensation Survey of March 1994 ("EEI Survey"); and Wyatt Data Services, Inc./ECS 1994-95 Top Management Report of May 1994 ("ECS Survey"). The data of all such surveys was updated to reflect March 1, 1995 levels, using a 4% annual update factor. All data was adjusted to take into account the relative size (based on sales) of each company reporting data in the surveys. In preparing the Company Analysis, the Company used the TP Analysis in arriving at a competitive mid-point for base salaries in each of the listed management positions. Since it was believed that the EEI Survey most nearly reflected the market in which the Company competes, the competitive mid-point in the Company Analysis was based 80% on the EEI Survey median salaries and 20% on the ECS Survey median salaries. The Company Analysis showed, in addition to the competitive mid-points so determined, salary ranges for each management position of 20% below and 20% above the mid-points. The Company Analysis also reflected the years of service of each of the executive officers along with their current base salaries.

The Chief Executive Officer then makes specific recommendations to the Committee with respect to adjustments in base salary for certain executive officers (other than himself) based on various factors which are typically subjective and reflect individual performances by such officers during the year or changes in their corporate responsibilities. These recommendations for officer base salaries are then reviewed by the Committee against the ranges (minimum/mid-point/maximum) shown on the Company Analysis to determine if the Company's executive base salaries are within the ranges in the Company Analysis. Thereafter, further upward or downward adjustments in base salary may be made by the Committee from those recommended by the Chief Executive Officer; however, the final base salaries so determined by the Committee are primarily subjective and not targeted specifically to any of the salary levels reflected in the TP Analysis, nor are they set in accordance with any other objective criteria. It should be noted that the groups of companies which make up the TP Analysis, the General Industry Survey, the EEI Survey and the ECS Survey are not the same as those included in the EEI Index in the Stock Performance Graph appearing in this Proxy Statement.

Incentive bonuses for executive officers (including the Chief Executive Officer) are awarded only if the Company exceeds a targeted year-end corporate performance objective. This performance objective is based on the Company's operating results as indicated by year-end earnings per share. The earnings per share objective for each fiscal year is set by the Board of Directors, upon the recommendation of the Committee, near the end of the first fiscal quarter of such year. The incentive bonus is paid in cash following the close of the fiscal year, after it has been determined whether the targeted earnings per share has been exceeded. The amount of the incentive bonus increases by a fixed amount for each $0.01 per share that actual earnings per share exceeds targeted earnings per share. Each executive officer receives the same dollar amount of incentive bonus. Targeted performance was exceeded in 1995. In addition to the incentive bonus paid to all executive officers, Mr. Kjellerup, the Company's Vice President of Marketing and Development, is eligible to receive a special bonus based on targeted earnings realized by a company subsidiary. This special bonus is tied to Mr. Kjellerup's responsibility for and participation in the Company's diversification efforts and is determined by the Board of Directors of a Company subsidiary and is paid from earnings of that subsidiary. The Compensation Committee recommended, and the Board of Directors approved, a special bonus payable to Mr. Emmen upon his retirement as Senior Vice President-Finance, Treasurer and Chief Financial Officer on June 30, 1995, in recognition of Mr. Emmen's prior services as an executive officer and his agreement to provide consulting services following retirement.

The base salary of the Chief Executive Officer is set by the Board upon the recommendation of the Committee. The Chief Executive Officer's base salary is determined generally in accordance with the criteria discussed above pertaining to other executive officers; however, the Chief Executive Officer's base salary is determined solely by the Committee without any recommendation by the Chief Executive Officer. The Chief Executive Officer's incentive bonus, if any, is determined in the same manner as the other executive officers. If the Company exceeds the targeted performance objective for per share earnings, the Chief Executive Officer receives an incentive bonus in the same amount as the incentive bonus awarded to the other executive officers.

The Company currently maintains a variety of employee benefit plans and programs, which are generally available to all employees of the Company, including executive officers, such as the Gain Share Program, Performance Incentive Program, Retirement Savings (401k) Plan, Employee Stock Ownership Plan (ESOP), Pension Plan, Life and Living Plans, and Employee Stock Purchase Plan. The Gain Share Program provides for the payment of an annual cash bonus to all Company employees, including executive officers, to the extent that actual earnings per share exceeds targeted earnings per share for the year. Awards under the Gain Share Program are based on a fixed formula agreed to in the context of prior union negotiations and are computed as a percent of base pay. The Compensation Committee does not set the performance objectives or make awards under the Gain Share Program. The Company also maintains an Executive Survivor and Supplemental Retirement Plan and nonqualified profit-sharing and retirement savings plans for certain senior executives.

Thomas M. Brown            Maynard D. Helgaas             Arvid R. Liebe

                         Summary Compensation Table

The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries for each of the last three fiscal years of the Chief Executive Officer of the Company, Mr. Emmen, who retired on June 30, 1995, and the other four most highly compensated executive officers whose salary and bonus for 1995 exceeded $100,000 (the "Named Officers").

                           Annual Compensation
                                                          All Other
Name and Principal Position    Year   Salary   Bonus(1)  Compensation(2)


John C. MacFarlane             1995  $241,250   $16,308      $11,182
  Chairman of the Board,       1994  S211,750   $18,623      $ 9,706
  President and Chief          1993  $197,300   $14,708      $ 9,835
  Executive Officer

Dennis R. Emmen                1995  $ 68,600   $42,509      $27,829
  Senior Vice President-       1994  $133,350   $15,801      $ 6,346
  Finance, Treasurer and       1993  $126,850   $12,313      $ 6,573
  Chief Financial Officer
  (Retired)

Douglas L. Kjellerup           1995  $ 89,250   $42,964      $ 4,724
  Vice President,              1994  $ 86,250   $44,306      $ 4,352
  Marketing & Development      1993  $ 82,300   $24,701      $ 4,510

Richard W. Muehlhausen         1995  $127,500   $13,804      $ 6,448
  Vice President, Corporate    1994  $115,770   $15,168      $ 5,602
  Services                     1993  $110,735   $11,765      $ 5,826

Jay D. Myster                  1995  $113,500   $13,497      $ 5,817
  Vice President, Governmental 1994  $108,000   $14,888      $ 5,373
  & Legal, Corporate Secretary 1993  $103,750   $11,528      $ 5,504

Ward L. Uggerud                1995  $105,750   $13,327      $ 4,727
  Vice President, Operations   1994  $ 97,650   $30,635      $ 4,151
                               1993  $ 91,950   $11,120      $ 4,150

(1) Included (i) awards under the incentive bonus program for executive officers described above in the Compensation Committee Report on Executive Compensation, (ii) awards under the Gain Share bonus program for all Company employees described above in the Compensation Committee Report, (iii) the special bonus award to Mr. Emmen described above in the Compensation Committee Report, and (iv) the special bonus award to Mr. Kjellerup described above in the Compensation Committee Report.

(2) Amounts of All Other Compensation for 1995 consist of (i) amounts contributed by the Company under the Retirement Savings Plan for 1995, as follows: Mr. MacFarlane, $3,234; Mr. Emmen, $960; Mr. Kjellerup, $1,250; Mr. Muehlhausen, $1,785; Mr. Myster, $1,589; and Mr. Uggerud, $740; (ii) the amount of the Company's contribution under the Employee Stock Ownership Plan which was invested in Common Shares for the account of each Named Officer for 1995, as follows: Mr. MacFarlane, $4,662; Mr. Emmen, $1,774; Mr. Kjellerup, $2,774; Mr. Muehlhausen, $3,963; Mr. Myster, $3,528; and Mr. Uggerud, $3,287; (iii) amounts contributed by the Company under the nonqualified Profit Sharing Plan for 1995, as follows: Mr. MacFarlane, $2,586; (iv) $24,395 for accrued vacation paid to Mr. Emmen upon his retirement; and (v) $700 for each Named Officer pursuant to the Company's program to reimburse employees for unreimbursed medical expenses.

Pension and Supplemental Retirement Plans

The following table estimates the aggregate annual amount of lifetime benefits, as of January 1, 1996, that would be payable under the Company's tax-qualified defined benefit pension plan to participants in the final average earnings and years of credited service categories indicated:

Annual Final                          Years of Service
Average Earnings   15        20        25        30        40 or more
$40,000        $  8,467  $ 11,290  $ 14,112  $ 16,934     $ 18,628
 60,000          13,867    18,490    23,112    27,734       30,508
 80,000          19,267    25,690    32,112    38,534       42,388
100,000          24,667    32,890    41,112    49,334       54,268
120,000          30,067    40,090    50,112    60,134       66,148
140,000          35,467    47,290    59,112    70,934       78,028
160,000 *        38,167    50,890    63,612    76,334       83,968
180,000 *        38,167    50,890    63,612    76,334       83,968
200,000 *        38,167    50,890    63,612    76,334       83,968
220,000 *        38,167    50,890    63,612    76,334       83,968
240,000 *        38,167    50,890    63,612    76,334       83,968

* Compensation used for benefits is limited to $150,000 from the qualified plan

A participant's annual final average earnings is determined using the 42 consecutive months out of the last 10 consecutive years prior to the participant's retirement which produces the highest average salary. As of December 31, 1995, the annual final average earnings and actual credited years of service for each of the Named Officers were as follows: Mr. MacFarlane, $211,968 (34.5 years); Mr. Emmen, $128,412 (30.5 years); Mr. Kjellerup, $84,686 (33 years); Mr. Muehlhausen, $116,387 (31.5 years); Mr. Myster, $107,214 (22 years); Mr. Uggerud,
$96,643 (24.5 years).

The benefits in the foregoing table were calculated as a straight life annuity. Because covered compensation takes into account an average of annual Social Security benefits, there is no deduction for Social Security under the Pension Plan. The amounts shown in the above table reflect the limits imposed by Sections 415 or 401(a)(17) of the Internal Revenue Code.

The Company maintains the Executive Survivor and Supplemental Retirement Plan which was amended effective July 1, 1994. This Plan is designed to provide survivor and retirement benefits for certain executive officers and other key management employees in order to attract and retain employees of outstanding competence. Each of the Named Officers is a participant in this Plan. If a participant dies while employed or disabled, the Company will pay the participant's beneficiary an amount equal to four times the participant's annual salary at the time of death. If a participant dies after retirement or dies after termination for other reasons with a vested benefit, the Company will pay the participant's beneficiary a lesser amount, depending upon the participant's age at death and his or her vested percentage. Participants in this Plan are not eligible to receive life insurance benefits under any group term life insurance policies (other than group travel or accident policies) purchased by the Company until retirement. In addition to these survivor benefits, the Plan provides retirement benefits. Under the Plan, the Company will pay a participant who retires at age 65 an annual retirement benefit for life (or, if more, for 15 years) equal to 70% of the participant's salary and bonuses during the 12 months before retirement offset by the participant's Social Security benefit and the amount of the participant's benefit from the Company's qualified pension plan if it were paid in the form of a single life annuity. A participant who retires early (after 10 years of service and age 55) or who terminates before retirement with a vested benefit in the Plan will be paid a reduced amount. If a participant dies while still employed, his or her beneficiary will be paid the actuarial equivalent of the participant's benefit in 15 annual installments. At any time after a change in control or following termination of employment, a participant is entitled to receive upon request a lump sum distribution of 90% of his or her benefits in the Plan with forfeiture of the remaining benefits. The Board of Directors has the right to amend, suspend, or terminate the Plan, but no such action can reduce the benefits already accrued. The Company has purchased insurance on the lives of most of the participants to provide sufficient revenues to satisfy the benefit obligations payable under this Plan. The annual benefits payable under the Plan to Mr. Emmen are $53,977. The estimated annual benefits payable under the Plan upon retirement at age 65 for each of the other Named Officers, assuming salary is unchanged from 1995, and bonus determined by actuarial assumptions based on past financial performance, is as follows: Mr. MacFarlane, $66,057, Mr. Kjellerup, $17,521, Mr. Muehlhausen, $23,167, Mr. Myster, $22,062, and Mr. Uggerud, $21,390.

Severance Agreements

The Company has entered into change of control severance agreements (the "Severance Agreements") with each of its executive officers, including
the Named Officers.   The Severance Agreements provide for certain
payments and other benefits if, following a Change in Control, the Company terminates the officer's employment without Cause or the officer terminates his employment for Good Reason. Such payments and benefits include: (i) severance pay equal to three times the officer's salary (at the highest annual rate in effect during the three years prior to the termination) and benefits; (ii) a lump-sum payment equal to the difference between (a) the actuarial equivalent of the benefit the officer would have received under the Company's Pension Plan if he had remained employed by the Company at the compensation level provided by the Severance Agreement for three years following the date of termination and (b) the actuarial equivalent of the benefit to which he is otherwise then entitled under the Pension Plan; (iii) the payment of legal fees and expenses relating to the termination; (iv) the termination of any noncompetition arrangement between the Company and the officer; and (v) a gross-up payment for any excise tax imposed on such payments or benefits and for any tax imposed on such gross-up. Under the Severance Agreements, "Cause" is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; "Good Reason" is defined to include a change in the employee's responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and "Change in Control" is defined to include a change in control of the type required to be disclosed under Securities and Exchange Commission proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Company's Board of Directors, or another event the majority of the Continuing Directors determines to be a change in control.

                         Stock Performance Graph

The graph below compares the cumulative total shareholder return on the Company's Common Shares for the last five fiscal years with the cumulative total return of the NASDAQ Market Index and the Edison Electric Institute Index over the same period (assuming the investment of $100 in each vehicle on December 31, 1990, and reinvestment of all dividends).

Comparison of five-year cumulative total return among Otter Tail Power, NASDAQ Market Index, and Edison Electric Institute Index.

                      1991    1992     1993     1994     1995

Otter Tail Power     127.57  145.90   155.47   157.89   182.70
NASDAQ               128.38  129.64   155.50   163.26   211.77
EEI Index            128.87  138.69   154.11   136.28   178.55

                          Approval of Auditors

There will be presented to the Annual Meeting a proposal to approve the appointment by the Board of Directors of the firm of Deloitte & Touche LLP as the Certified Public Accountants to audit the accounts of the Company for 1996. This firm has no direct or indirect financial interest in the Company. A partner of the certified public accounting firm of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions and to make a statement if he desires to do so. It is the intention that the Proxies, unless otherwise directed thereon, will be voted in favor of said approval.

             Shareholder Proposals for 1997 Annual Meeting

Any holder of Common Shares of the Company who intends to present a proposal which may properly be acted upon at the 1997 Annual Meeting of Shareholders of the Company must submit such proposal to the Company so that it is received at the Company's principal executive offices at Box 496, Fergus Falls, Minnesota 56538-0496, on or before November 8, 1996, for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting.

                             Other Business

As of the date hereof, the Board of Directors of the Company does not know of any matters to be presented to the meeting other than as described above. If any other matters properly come before the meeting, it is intended that the Proxies will vote thereon at their discretion.


A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1995, including financial statements and schedules thereto, filed with the Securities and Exchange Commission, is available without charge to shareholders. Address written requests to:

                       The Corporate Secretary
                       Otter Tail Power Company
                       Box 496
                       Fergus Falls, MN  56538-0496

Dated:  March 8, 1996                By order of the Board of Directors
                                     JAY D. MYSTER, Corporate Secretary




                                  PROXY
            Solicited on Behalf of the Board of Directors of
                         OTTER TAIL POWER COMPANY
The undersigned hereby appoints DAYLE DIETZ, ROBERT N. SPOLUM, and JAY D. MYSTER (each with power to act alone and with full power of substitution) the proxies of the undersigned to vote all Common Shares which the undersigned is entitled to vote at the Annual Meeting of Otter Tail Power Company to be held April 8, 1996, and at any adjournment thereof, and hereby directs that this proxy be voted as follows:

1. ELECTION OF DIRECTORS  FOR all nominees listed below   WITHHOLD AUTHORITY
                          (except as marked to            to vote for all
                           the contrary below)            nominees listed
                                                          below

      Dennis R. Emmen        Kenneth L. Nelson        Nathan I. Partain

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
_________________________________________________________________
2. PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP as auditors.
       FOR__               AGAINST__              ABSTAIN__
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                              SEE OTHER SIDE

This proxy will be voted as directed. In the absence of specific directions, the proxy will be voted for the election of Directors and for Item 2.

Please sign exactly as name appears hereon. When signing as attorney, administrator, trustee, or guardian, please give your full title.


                                         Dated:

                                         ______________________, 1996




_________________________________       _______________________________
Signature                               Signature, if held jointly

WHAT IS YOUR QUESTION?

Otter Tail management welcomes the questions of all shareholders--whether or not they can attend the annual meeting. Questions of general interest will be answered at the meeting. All questions will be answered by letter. This blank is for your use in submitting your question. It may be mailed to the Company with your Proxy.

I wish to ask:
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
                       Name _____________________________________
         Street or P.O. Box _____________________________________
                       City __________________State ____ Zip_____
1996
                             (over)

              PLEASE SEND IN YOUR PROXY . . . NOW!


You are urged to date and sign the enclosed Proxy and return it promptly. This will help save the expense of follow-up letters to stockholders who have not responded.



                             (over)